Kewaunee Scientific Reports Results for Second Quarter

STATESVILLE, N.C., Dec. 8, 2015 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its second quarter ended October 31, 2015.

Sales for the quarter were $31,037,000, a 2.6% increase from sales of $30,258,000 in the prior year. Domestic sales for the quarter were $26,279,000, up 11.2% from sales of $23,629,000 in the second quarter of last year. International sales for the quarter were $4,758,000, down 28.2% from sales of $6,629,000 in the second quarter last year.

Net earnings for the quarter were $695,000, or $0.26 per diluted share, as compared to net earnings of $1,202,000, or $0.45 per diluted share, in the second quarter last year. Earnings for the quarter were lower in comparison as a result of particularly strong International sales due to the timing of a shipment of a large order during the second quarter of last year. Earnings were also unfavorably impacted by non-recurring costs related to the retirement of a key executive.

The order backlog was $92.4 million at October 31, 2015, as compared to $84.5 million at October 31, 2014, and $86.7 million at July 31, 2015. Incoming orders for the Domestic business were strong during the quarter, as opportunities increased from the improving marketplace for laboratory furniture and scientific equipment in the United States. The Company continues to see and pursue new opportunities in the International markets, although the timing of international incoming orders continues its unevenness from quarter-to-quarter.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand was $3.3 million at the end of the quarter, as compared to $4.9 million at the end of the second quarter last year. Working capital was $29.0 million, as compared to $27.9 million at the end of the second quarter last year. Short-term debt and interest rate swaps were $5.5 million at the end of the quarter, as compared to $0.9 million at the end of the second quarter last year, and total bank borrowings and interest rate swaps were $9.5 million, as compared to $5.3 million at the end of the second quarter last year.

"Improving conditions in the Domestic marketplace resulted in strong incoming orders for the quarter," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "For our International business, a large order shipped in the second quarter of last year adversely affected the year-over-year comparison with this quarter; however, our expanded sales organization and continued strengthening of the Kewaunee brand worldwide enable us to take advantage of numerous International opportunities where we are involved in the design and quote process."

"Looking forward, I remain optimistic we will continue to experience sales growth in fiscal year 2016. Going forward, I expect earnings to continue to improve through the balance of the fiscal year as we focus on improving our productivity and delivering cost reductions. We expect the domestic laboratory casework marketplace will continue to be strong with improved demand for both new construction and renovation projects. My optimism is also based on our strong order backlog and expectations that our International business will continue its long-term progress."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters is located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Thomas D. Hull III
(704) 871-3290

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	October 31,		October 31,
	2015	2014	2015	2014
Net sales	$ 31,037	$ 30,258	$ 62,126	$ 60,792
Cost of products sold	25,505	24,436	50,751	48,822
Gross profit	5,532	5,822	11,375	11,970
Operating expenses	4,403	3,950	8,722	8,298
Operating earnings	1,129	1,872	2,653	3,672
Other income	85	125	187	251
Interest expense	(61)	(102)	(153)	(183)
Earnings before income taxes	1,153	1,895	2,687	3,740
Income tax expense	446	667	1,017	1,252
Net earnings	707	1,228	1,670	2,488
Less: net earnings attributable to
the noncontrolling interest	12	26	35	52
Net earnings attributable to
Kewaunee Scientific Corporation	$ 695	$ 1,202	$ 1,635	$ 2,436

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.26	$ 0.46	$ 0.62	$ 0.93
Diluted	$ 0.26	$ 0.45	$ 0.61	$ 0.92

Weighted average number of common
shares outstanding
Basic	2,671	2,626	2,650	2,623
Diluted	2,690	2,659	2,674	2,655

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

		October 31,	April 30,
		2015	2015
Assets		(Unaudited)
Cash and cash equivalents		$ 3,274	$ 3,044
Restricted Cash		1,679	2,276
Receivables, less allowances		28,572	29,106
Inventories		13,740	12,745
Prepaid expenses and other current assets		2,142	1,591
Total Current Assets		49,407	48,762
Net property, plant and equipment		14,557	14,523
Other assets		6,234	6,205
Total Assets		$ 70,198	$ 69,490

Liabilities and Equity
Short-term borrowings and interest rate swaps		$ 5,529	$ 4,955
Current portion of long-term debt		421	421
Accounts payable		9,654	11,232
Other current liabilities		4,797	4,447
Total Current Liabilities		20,401	21,055
Other non-current liabilities		13,325	13,236
Total Liabilities		33,726	34,291
Noncontrolling interest		274	323
Kewaunee Scientific Corporation equity		36,198	34,876
Total Equity		36,472	35,199
Total Liabilities and Equity		$ 70,198	$ 69,490